Exhibit 10.61




                      -------------------------------


                 BOWLINE ADJACENT PROPERTY SALES AGREEMENT

                                  BETWEEN

                    ORANGE AND ROCKLAND UTILITIES, INC.

                                    AND

                      SOUTHERN ENERGY BOWLINE, L.L.C.




                             November 24, 1998



                      -------------------------------




                             TABLE OF CONTENTS

                                                                       Page
                                                                       ----
                                    ARTICLE I
                                   DEFINITIONS

            1.1. Definitions  . . . . . . . . . . . . . . . . . . . . . . 1

                                   ARTICLE II
                                PURCHASE AND SALE

            2.1. The Sale . . . . . . . . . . . . . . . . . . . . . . .  10
            2.2. Excluded Assets  . . . . . . . . . . . . . . . . . . .  10
            2.3. Assumed Liabilities  . . . . . . . . . . . . . . . . .  11
            2.4. Excluded Liabilities . . . . . . . . . . . . . . . . .  15

                                  ARTICLE III
                                 PURCHASE PRICE

            3.1. Purchase Price . . . . . . . . . . . . . . . . . . . .  17
            3.2. Proration.   . . . . . . . . . . . . . . . . . . . . .  17

                                   ARTICLE IV
                                   THE CLOSING

            4.1. Time and Place of Closing  . . . . . . . . . . . . . .  18
            4.2. Payment of Purchase Price  . . . . . . . . . . . . . .  19
            4.3. Deliveries by Seller . . . . . . . . . . . . . . . . .  19
            4.4. Deliveries by Buyer  . . . . . . . . . . . . . . . . .  20

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

            5.1. Organization; Qualification  . . . . . . . . . . . . .  22
            5.2. Authority Relative to this Agreement . . . . . . . . .  22
            5.3. Consents and Approvals; No Violation . . . . . . . . .  23
            5.4. Undisclosed Liabilities  . . . . . . . . . . . . . . .  25
            5.5. Absence of Certain Changes or Events . . . . . . . . .  25
            5.6. Title  . . . . . . . . . . . . . . . . . . . . . . . .  26
            5.7. Insurance  . . . . . . . . . . . . . . . . . . . . . .  26
            5.8. Environmental Matters  . . . . . . . . . . . . . . . .  27
            5.9. Real Property Encumbrances . . . . . . . . . . . . . .  29
            5.10. Condemnation  . . . . . . . . . . . . . . . . . . . .  29
            5.11. Certain Contracts and Arrangements  . . . . . . . . .  29
            5.12. Legal Proceedings, etc. . . . . . . . . . . . . . . .  29
            5.13. Regulation as a Utility . . . . . . . . . . . . . . .  30

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

            6.1. Organization . . . . . . . . . . . . . . . . . . . . .  30
            6.2. Authority Relative to this Agreement . . . . . . . . .  31
            6.3. Consents and Approvals; No Violation . . . . . . . . .  31
            6.4. Regulation as a Utility  . . . . . . . . . . . . . . .  33
            6.5. Availability of Funds  . . . . . . . . . . . . . . . .  33

                                   ARTICLE VII
                            COVENANTS OF THE PARTIES

            7.1. Conduct of Business Relating to the Purchased Asset  .  33
            7.2. Access to Information  . . . . . . . . . . . . . . . .  35
            7.3. Expenses . . . . . . . . . . . . . . . . . . . . . . .  36
            7.4. Further Assurances . . . . . . . . . . . . . . . . . .  37
            7.5. Public Statements  . . . . . . . . . . . . . . . . . .  38
            7.6. Consents and Approvals . . . . . . . . . . . . . . . .  38
            7.7. Fees and Commissions . . . . . . . . . . . . . . . . .  41
            7.8. Tax Matters  . . . . . . . . . . . . . . . . . . . . .  41
            7.9. Supplements to Schedules . . . . . . . . . . . . . . .  43
            7.10. Risk of Loss  . . . . . . . . . . . . . . . . . . . .  44
            7.11. Real Estate Matters . . . . . . . . . . . . . . . . .  45
            7.12. Condemnation  . . . . . . . . . . . . . . . . . . . .  47
            7.13. Environmental Insurance.    . . . . . . . . . . . . .  47

                                  ARTICLE VIII
                               CLOSING CONDITIONS

            8.1. Conditions to Each Party's Obligations to Effect the
                 Transactions Contemplated Hereby.  . . . . . . . . . .  48
            8.2. Conditions to Obligations of Buyer . . . . . . . . . .  51
            8.3. Conditions to Obligations of Seller  . . . . . . . . .  56

                                   ARTICLE IX
                                 INDEMNIFICATION

            9.1. Indemnification  . . . . . . . . . . . . . . . . . . .  58
            9.2. Defense of Claims  . . . . . . . . . . . . . . . . . .  61

                                    ARTICLE X
                           TERMINATION AND ABANDONMENT

            10.1.   . . . . . . . . . . . . . . . . . . . . . . . . . .  67
            10.2. Procedure and Effect of Termination . . . . . . . . .  69

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

            11.1. Amendment and Modification  . . . . . . . . . . . . .  70
            11.2. Confidentiality . . . . . . . . . . . . . . . . . . .  70
            11.3. Waiver of Compliance; Consents  . . . . . . . . . . .  72
            11.4. No Survival . . . . . . . . . . . . . . . . . . . . .  72
            11.5. Notices . . . . . . . . . . . . . . . . . . . . . . .  73
            11.6. Assignment  . . . . . . . . . . . . . . . . . . . . .  74
            11.7. Governing Law . . . . . . . . . . . . . . . . . . . .  76
            11.8. Specific Performance  . . . . . . . . . . . . . . . .  76
            11.9. Counterparts  . . . . . . . . . . . . . . . . . . . .  77
            11.10. Interpretation  . . . . . . . . . . . . . . . . . .   77
            11.11. Entire Agreement  . . . . . . . . . . . . . . . . .   77
            11.12. Bulk Sales or Transfer Laws . . . . . . . . . . . .   78





                 BOWLINE ADJACENT PROPERTY SALES AGREEMENT

           BOWLINE ADJACENT PROPERTY SALES AGREEMENT, dated as of November 24, 1998, between Orange and Rockland Utilities, Inc., a New York corporation ("Seller"), and Southern Energy Bowline, L.L.C., a Delaware limited liability company ("Buyer").

           WHEREAS, the Seller owns certain real property, which includes the Purchased Asset (as defined herein); and

           WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, the Purchased Asset upon the terms and conditions hereinafter set forth in this Agreement.

           NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                 ARTICLE I

                                DEFINITIONS

           1.1. Definitions. (a) As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

           (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

           (2)  "Agreement" means this Bowline Adjacent Property Sales
 Agreement.

           (3) "Business Day" shall mean any day other than Saturday, Sunday or any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

           (4) "Buyer Representatives" means the Buyer's accountants, counsel, environmental consultants, financial advisors and other authorized representatives.

           (5) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act.

           (6)  "Code" means the Internal Revenue Code of 1986, as amended.

           (7) "Confidentiality Agreement" means the Confidentiality Agreement, dated June 19, 1998, between the Seller and Southern Energy, Inc.

           (8) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

           (9) "Environmental Laws" means all Federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

           (10) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           (11) "Federal Power Act" means the Federal Power Act of 1935.

           (12) "FERC" means the Federal Energy Regulatory Commission or any successor thereto.

           (13) "Good Utility Practices" mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry with respect to similar facilities during the relevant time period which in each case, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, law, regulation, environmental protection, and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in such industry.

           (14) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

           (15) "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

           (16) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           (17) "Income Tax" means any tax, charge, fee, levy, penalty, or other assessment imposed by any U.S. federal, state, local or foreign taxing authority (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains taxes and alternative minimum taxes but excluding sales, transfer and similar taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions attributable thereto.

           (18) "Income Tax Return" means any return, report, information return or other document (including any related or supporting information) supplied or required to be supplied to any authority with respect to Income Taxes.

           (19) "Instrument of Assumption" means the Instrument of Assumption in the form of Exhibit A hereto.

           (20) "Internal Revenue Service" means the United States Internal Revenue Service, or any successor thereto.

           (21) "Material Adverse Effect" means any change in or effect on the Purchased Asset after the date of this Agreement that is, individually or in the aggregate, materially adverse to the condition (financial or physical, as compared to the condition on the date of this Agreement) of the Purchased Asset other than any materially adverse change in or effect on the Purchased Asset which is cured (including by the payment of money) by the Seller before the Termination Date.

           (22) "NJBPU" means the New Jersey Board of Public Utilities or any successor thereto.

           (23) "NYPSC" means the New York Public Service Commission or any successor thereto.

           (24) "Other Sales Agreements" means the Bowline Generating Station Sales Agreement between the Seller, Consolidated Edison Company of New York and the Buyer; the Lovett Generating Station Sales Agreement between the Seller and Southern Energy Lovett, L.L.C.; and the Gas Turbines and Hydroelectric Generating Station Sales Agreement between the Seller and Southern Energy NY-Gen, L.L.C., each dated as of the date of this Agreement.

           (25) "PAPUC" means the Pennsylvania Public Utility Commission or any successor thereto.

           (26) "Permitted Encumbrances" means (i) those exceptions to title to the Purchased Asset contained in the documents listed on Schedules 5.6 and 5.9, (ii) any state of facts that a current survey of the Purchased Asset would disclose; (iii) statutory liens for current Taxes, assessments or other governmental charges not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, provided that the aggregate amount being so contested does not exceed $50,000; (iv) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to the Seller's obligations which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, provided that the aggregate amount of such liens does not exceed $50,000; (v) zoning, entitlement, conservation restrictions and other land use and environmental regulations by governmental authorities; provided that the foregoing do not materially interfere with the present use of the Purchased Asset; and (vi) such other liens, imperfections in or failure of title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of the Purchased Asset and neither secure indebtedness nor individually or in the aggregate have or would have a Material Adverse Effect or which will be discharged or released prior to or simultaneously with the Closing.

           (27) "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an unincorporated organization or a governmental entity or any department or agency thereof.

           (28) "Purchased Asset" means all of Seller's right, title and interest in, to and under the property adjacent to the Bowline Point Generating Station, located in the Town of Haverstraw, Rockland County, New York and identified as Section 21.17, Block 1, Lots 2 through 5 and Section 27.05, Block 1, Lots 1 and 3 in the records of the Town of Haverstraw, consisting of a total of approximately 98 acres along the Hudson River, including some 68 acres of upland area and 23 acres under the waters of the Hudson River, all as described in Schedule 5.6.

           (29) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

           (30) "SEC" means the Securities and Exchange Commission or any successor thereto.

           (31) "Securities Act" means the Securities Act of 1933, as amended.

           (32) "Subsidiary" when used in reference to any other person means any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person.

           (33) "Tax" means any tax, charge, fee, levy, penalty or other assessment imposed by any U.S. federal, state, local or foreign taxing authority, including, but not limited to, any income, gross receipts, license, stamp, occupation, environmental, excise, property, sales, transfer, payroll, withholding, social security or any other tax of any kind whatsoever, including any interest, penalties or additions attributable thereto.

           (34) "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or other related or supporting information) supplied or required to be supplied to any authority with respect to Taxes and including any supplement or amendment thereof.

           (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

 Term                                                        Section
 ----                                                        -------

 ALTA                                                        7.11
 Assumed Liabilities                                         2.3
 Buyer                                                       Preamble
 Buyer Indemnitee                                            9.1
 Buyer Required Regulatory Approvals                         6.3
 CEI                                                         11.6
 Closing                                                     4.1
 Closing Date                                                4.1
 Confidential Information                                    11.2
 Defect of Title                                             7.11
 Direct Claim                                                9.2
 Disclosing Party                                            11.2
 DLJ                                                         7.7
 Environmental Insurance                                     7.13
 Environmental Permits                                       5.8
 Excluded Assets                                             2.2
 Excluded Liabilities                                        2.4
 Final Order                                                 8.1
 Indemnifiable Losses                                        9.1
 Indemnification Floor                                       9.1
 Indemnifying Party                                          9.1
 Indemnitee                                                  9.1
 NYBTU                                                       7.11
 Permits                                                     3.2
 Purchase Price                                              3.1
 Purchased Asset                                             Preamble
 Recipiant                                                   11.2
 Rockland County                                             7.12
 Seller                                                      Preamble
 Seller Balance Sheet                                        5.4
 Seller Indemnitee                                           9.1
 Seller Required Regulatory Approvals                        5.3
 Seller's Easements                                          4.4
 Termination Date                                            10.1
 Third Party Claim                                           9.2
 Title Commitment                                            7.11


                                 ARTICLE II

                             PURCHASE AND SALE

           2.1. The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Seller will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller, free and clear of all Encumbrances (except for Permitted Encumbrances) all of the Seller's right, title and interest in, to and under the real and personal property, tangible or intangible, owned by the Seller and constituting the Purchased Asset.

           2.2. Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Asset shall not include the following (herein referred to as the "Excluded Assets"):

           (a) all cash, bank deposits, cash equivalents and accounts receivable;

           (b) the name "Orange and Rockland Utilities, Inc.", "Orange and Rockland", "O&R", "ORU" or any related or similar trade names, trademarks, service marks or logos; and

           (c) any refund, credit, penalty payment, adjustment or reconciliation related to Taxes (excluding Taxes relating to real property) paid prior to the Closing Date in respect of the Purchased Asset, whether such refund, adjustment or reconciliation is received as a payment or as a credit against future Taxes payable.

           2.3. Assumed Liabilities. On the Closing Date, the Buyer shall deliver to the Seller the Instrument of Assumption pursuant to which the Buyer shall assume and agree to discharge to the maximum extent permitted by law, all of the following liabilities and obligations of the Seller, which relate to the Purchased Asset, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof:

           (a) all liabilities and obligations of the Seller arising or accruing after the Closing Date under the contracts and other agreements disclosed and entered into by the Seller with respect to the Purchased Asset after the date hereof consistent with the terms of this Agreement; except in each case, to the extent such liabilities and obligations, but for a breach or default by the Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or any event which after the giving of notice would constitute a default by Seller;

           (b) all liabilities and obligations associated with the Purchased Asset in respect of Taxes for which the Buyer is liable pursuant to Section 7.8;

           (c) any liabilities and obligations for which the Buyer has indemnified the Seller pursuant to Section 9.1;

           (d) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, prior to the Closing Date, with respect to the ownership or operation of the Purchased Asset;
 (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date), caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Asset prior to the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Asset or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Asset; and (iii) the investigation and/or remediation (whether or not such investigation or remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released prior to the Closing Date at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Asset, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Asset or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Asset; provided, as to all of the above, that nothing set forth in this subsection 2.3(d) shall require the Buyer to assume any liabilities that are expressly excluded in
 Section 2.4;

           (e) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, on or after the Closing Date, with respect to the ownership or use of the Purchased Asset;
 (ii) compliance with applicable Environmental Laws on or after the Closing Date with respect to the ownership or use of the Purchased Asset; (iii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Asset on or after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Asset or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Asset; (iv) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances, on or after the Closing Date, in connection with the ownership or operation of the Purchased Asset; (v) the investigation and/or remediation of Hazardous Substances that are present or have been released on or after the Closing Date at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Asset, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Asset or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Purchased Asset; and (vi) the investigation and/or remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, on or after the Closing Date, in connection with the ownership or use of the Purchased Asset, at any off-site location; provided, that nothing set forth in this subsection 2.3(e) shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4;

           (f) all liabilities and obligations of the Seller with respect to the Purchased Asset under the agreements or consent orders set forth on
 Schedule 5.8(c); and

           (g) all other liabilities or obligations other than those liabilities and obligations noted in (a) through (f) above, exclusively relating to the Purchased Asset no matter when the events or occurrences giving rise to such liabilities or obligations took place, the value of which liabilities and obligations, together with the liabilities and obligations relating to the "Purchased Assets" as defined in each of the Other Sales Agreements in the aggregate, shall not exceed $3 million.

           All of the foregoing liabilities and obligations to be assumed by the Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities." It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between the Seller and the Buyer.

           2.4. Excluded Liabilities. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities (the "Excluded Liabilities"):

           (a) any liabilities or obligations of the Seller in respect of any Excluded Assets or other assets of the Seller which are not part of the Purchased Asset;

           (b) any liabilities or obligations in respect of Taxes attributable to the Purchased Asset for taxable periods ending on or before the Closing Date, except for Taxes for which the Buyer is liable pursuant to Section 7.8(a);

           (c) any liabilities, obligations, or responsibilities relating to the disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances that were generated at the Purchased Asset, at any off-site location, where the disposal, storage, transportation, discharge, Release, recycling or the arrangement for such activities at said off-site location occurred prior to the Closing Date, provided that for purposes of this Section, "off-site location" does not include any location to which Hazardous Substances disposed of, discharged from, emitted from or Released at the Purchased Asset have migrated, including, but not limited to, surface waters that have received waste water discharges from the Purchased Asset;

           (d) any liabilities or obligations required to be accrued by the Seller in accordance with generally accepted accounting principles and/or the FERC Uniform System of Accounts on or before the Closing Date with respect to liabilities related to the Purchased Asset other than any liability assumed by Buyer under any provision of this Agreement, including without limitation, Section 2.3;

           (e) any liabilities or obligations with respect to liabilities relating to the Purchased Asset relating to any personal injury, including bodily injury, (including, but not limited to workers' compensation claims), discrimination, wrongful discharge, unfair labor practice or similar claim or cause of action with respect to any act or occurrence arising prior to or on the Closing Date other than liabilities or obligations for injury to persons or loss of life assumed by the Buyer in Sections 2.3(d) and 2.3(e);

           (f) any fines or penalties imposed by a governmental agency or authority resulting from (A) an investigation or proceeding with respect to any act or occurrence arising prior to or on the Closing Date or (B) illegal acts, willful misconduct or gross negligence of the Seller prior to or on the Closing Date.


                                ARTICLE III

                               PURCHASE PRICE

           3.1. Purchase Price. The purchase price for the Purchased Asset shall be an amount equal to the sum of $12,500,000 (the "Purchase Price").

           3.2. Proration. (a) The Buyer and the Seller agree that all of the items normally prorated, including those listed below, relating to the Purchased Asset will be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

                (i) real estate, occupancy and any other Taxes (excluding Income Taxes), assessments and other charges, if any, on or with respect to the ownership or use of the Purchased Asset;

                (ii) rent, Taxes (excluding Income Taxes) and other items payable by or to the Seller; and

                (iii) any permit, license or registration fees with respect to any Environmental Permit or other permit relating to the ownership or use of the Purchased Asset ("Permit").

           (b) In connection with such proration, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual amount of such Taxes or fees for the preceding year (or appropriate period) for which such actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Seller or the Buyer made within sixty (60) days of the date that the actual amounts become available. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.2.


                                 ARTICLE IV

                                THE CLOSING

           4.1. Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 A.M. (local time) on April 30, 1999; or at such other place or later date and time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

           4.2. Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Asset, the Buyer will pay or cause to be paid to the Seller at the Closing in United States dollars by wire transfer of immediately available funds or by such other means as are agreed to by the Seller and the Buyer.

           4.3. Deliveries by Seller. At the Closing, the Seller will deliver the following to the Buyer:

           (a) The certificates and the opinions of counsel contemplated by Sections 8.2(c), (e), and (f);

           (b) One or more bargain and sale deeds of conveyance in statutory form, with covenant against grantor's acts, transferring Seller's interest in the Purchased Asset to the Buyer, duly executed and acknowledged by the Seller and in recordable form substantially in the form of Exhibit B hereto;

           (c) Copies of the resolutions adopted by the board of directors of the Seller, certified by the Secretary of the Seller, as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by the Seller of this Agreement and other closing documents described in this Agreement to which the Seller is a party, and the performance by the Seller of its obligations hereunder and thereunder;

           (d) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Purchased Asset in accordance with this Agreement and where necessary or desirable, in recordable form;

           (e) A certification of non-foreign status in a form which complies with Section 1445 of the Code and the regulations thereunder; provided, however, that if the Seller shall fail to deliver such certification, the Buyer shall withhold at the Closing and pay over to the appropriate taxing authority any amount equal to ten (10) percent of the total Amount Realized (as defined under Section 1445 of the Code); and

           (f) Such other agreements, documents, instruments and writings as are required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

           4.4. Deliveries by Buyer. At the Closing, the Buyer will deliver the following to the Seller:

           (a) The Purchase Price by wire transfer of immediately available funds or by such other means as are agreed to by the Seller and the Buyer;

           (b) The certificate and opinion of counsel contemplated by Sections 8.3(c) and (d);

           (c)  The Instrument of Assumption, duly executed by the Buyer;

           (d) All such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Liabilities in accordance with this Agreement;

           (e) Copies of the resolutions adopted by the Members or Managers or other similar governing body of the Buyer, certified by the Member of the Buyer, as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by the Buyer of this Agreement and other closing documents described in this Agreement to which the Buyer is a party, and the performance by the Buyer of its obligations hereunder and thereunder;

           (f) Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith; and

           (g) One or more easements to the extent necessary for Seller to continue and maintain their transmission and distribution business, in favor of the Seller (the "Seller's Easements") with respect to the Purchased Asset conveyed to Buyer, duly executed and acknowledged by Buyer, each substantially in the form of Exhibit C hereto, and Buyer shall bear any transfer or similar tax incurred in connection herewith as set forth in
 Section 7.8.


                                 ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF SELLER

           The Seller represents and warrants to the Buyer as follows:

           5.1. Organization; Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. The Seller has heretofore delivered to the Buyer complete and correct copies of its Certificate of Incorporation and By-Laws as currently in effect.

           5.2. Authority Relative to this Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller, and assuming that this Agreement constitutes a valid and binding agreement of the Buyer, subject to the receipt of the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

           5.3. Consents and Approvals; No Violation. (a) Except as set forth in Schedule 5.3(a), and other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Seller nor the performance by Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Seller, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect or would not prohibit or restrain the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby in any material respect or (y) for those requirements which become applicable to the Seller as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller, or any of its subsidiaries, is a party or by which the Seller, or any of its subsidiaries or any of the Purchased Asset may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect; or (iv) violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to the Seller, or any of its assets, which violation would, individually or in the aggregate, have a Material Adverse Effect.

           (b) Except as set forth in Schedule 5.3(b) and except for (i) any required approvals under the Federal Power Act, (ii) (A) notice by the Seller to, and an order by, the NYPSC approving the transactions contemplated by this Agreement, (B) notice by the Seller to, and an order by, the NJBPU approving the transactions contemplated by this Agreement and
 (C) notice by the Seller to, and an order by, the PAPUC approving the transactions contemplated by this Agreement, (iii) the approval, if required, of the SEC pursuant to the Holding Company Act, and (iv) the filings by the Seller and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations consents or approvals which, if not obtained or made, will not, in the aggregate, have a Material Adverse Effect.

           5.4. Undisclosed Liabilities. The balance sheet of the Seller as of December 31, 1997 is referred to herein as the "Seller Balance Sheet." Except as set forth in Schedule 5.4, to the Seller's knowledge, the Seller has no liability or obligation relating to the Purchased Asset, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, which are not accrued or reserved against in the Seller Balance Sheet or disclosed in the notes thereto in accordance with generally accepted accounting principles, except those which either were incurred in the ordinary course of business, after the date of the Seller Balance Sheet, or those which in the aggregate are not material to the Purchased Asset.

           5.5. Absence of Certain Changes or Events. Except (i) as set forth in Schedule 5.5, or in the reports, schedules, registration statements and definitive proxy statements filed by the Seller with the SEC and (ii) as otherwise contemplated by this Agreement, to the Seller's knowledge, since the date of the Seller Balance Sheet there has not been:
 (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect; (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing or capital financing) by the Seller, which is material to the Purchased Asset, except agreements, commitments or transactions in the ordinary course of business or as contemplated herein; or (d) any change by the Seller, with respect to the Purchased Asset, in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

           5.6. Title. Set forth in Schedule 5.6 is a true and complete list of all real property which is part of the Purchased Asset. The Seller has good and marketable record title to the Purchased Asset, subject only to Permitted Encumbrances.

           5.7. Insurance. Except as set forth in Schedule 5.7(a), all material policies of fire, liability, and other forms of insurance purchased or held by and insuring or related to the Purchased Asset are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 5.7(b), the Seller has not been refused any insurance with respect to the Purchased Asset nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years nor has it received written notice from any insurer with respect to the Purchased Asset of defects or inadequacies with respect thereto or the improvements located thereon that would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums therefor.

           5.8. Environmental Matters. (a) Except as disclosed in Schedule 5.8(a)(i), to the Seller's knowledge, the Seller holds, and is in compliance with, all permits, licenses, certificates and governmental authorizations ("Environmental Permits") required for Seller to own or use the Purchased Asset under applicable Environmental Laws, and the Seller is otherwise in compliance with applicable Environmental Laws with respect to the Purchased Asset except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Schedule 5.8(a)(ii) sets forth all Environmental Permits relating to the ownership or use of the Purchased Asset.

           (b) The Seller has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar State law with respect to any on-site or off-site location related to the Purchased Asset, and no investigation and/or remediation is being conducted or is pending at the Purchased Asset (other than investigations or remediation conducted by or on behalf of Seller or Buyer in connection with this transaction), except for such liability under such laws or investigation or remediation as would not be reasonably likely to have a Material Adverse Effect.

           (c) With respect to the Purchased Asset, no action, claim investigation or other proceeding relating to any Environmental Law is pending or, to the Seller's knowledge, threatened, and Seller has not entered into or agreed to any consent decree or order, and are not subject to any judgment, decree, or administrative or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law, except such consent decrees or orders, judgments, decrees or administrative or judicial orders, actions, claims, investigations or proceedings that (i) would not be reasonably likely to have a Material Adverse Effect, (ii) appear on
 Schedule 5.8(c) or (iii) relate to off-site disposal locations.

           (d) All written reports of audits and studies performed by or on behalf of Seller, and in the possession of Seller, which concern Releases of Hazardous Substances at, on, in, or under the Purchased Asset or compliance of Purchased Asset with Environmental Laws, conducted within the last two (2) years, are listed in Schedule 5.8(d) and have been provided to Buyer.

           (e) The representations and warranties made in this Section 5.8 are the Seller's exclusive representations and warranties relating to environmental matters.

           5.9. Real Property Encumbrances. Schedule 5.9 lists real property encumbrances affecting the Purchased Asset including matters contained in deeds, easements and options. True and correct copies of all current surveys, abstracts, title opinions and policies of title insurance currently in force with respect to the Purchased Asset have been delivered by the Seller to the Buyer. None of the Permitted Encumbrances materially adversely affect the existing use of the Purchased Asset.

           5.10. Condemnation. Except as set forth on Schedule 5.10, neither the whole nor any part of the Purchased Asset or any other real property or rights leased, used or occupied by the Seller in connection with the ownership of the Purchased Asset is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of the Seller, no such condemnation or other taking is threatened or contemplated.

           5.11. Certain Contracts and Arrangements. Except as listed in Schedule 5.11(a), the Seller is not a party to any written contract, agreement, commitment, understanding or instrument which is material to the Purchased Asset.

           5.12.     Legal Proceedings, etc.  Except as set forth in
 Schedule 5.12 or in any filing made by the Seller pursuant to the Securities Act or the Exchange Act, there are no claims, actions, or proceedings pending or investigation pending or, to the Seller's knowledge, threatened against the Seller relating to the Purchased Asset before any court, arbitrator, governmental or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, would have a Material Adverse Effect or would prohibit or restrain the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 5.12, the Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority relating to the Purchased Asset which has a Material Adverse Effect.

           5.13. Regulation as a Utility. The Seller and certain of its subsidiaries are regulated as public utilities in the States of New York, New Jersey and Pennsylvania, as set forth on Schedule 5.13(a). Except as set forth on Schedule 5.13(b), the Seller is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.


                                 ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF BUYER

           The Buyer represents and warrants to the Seller as follows:

           6.1. Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Buyer has heretofore delivered to the Seller complete and correct copies of its Certificate of Formation and Limited Liability Company Agreement (or other similar governing documents), as currently in effect.

           6.2. Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Manager or Members of the Buyer and the Board of Directors of both Southern Energy, Inc. and The Southern Company and no other company proceedings on the part of the Buyer or such Affiliates are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Seller, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

           6.3. Consents and Approvals; No Violation. (a) Except as set forth in Schedule 6.3(a), and other than obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Purchased Asset pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Formation or Limited Liability Company Agreement (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

           (b) Except as set forth in Schedule 6.3(a) , the filings by the Buyer and the Seller required by the HSR Act (the filings and approvals referred to in Schedule 6.3(a) and with respect to the HSR Act are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby.

           6.4. Regulation as a Utility. On the Closing Date, the Buyer will be an exempt wholesale generator under the Holding Company Act, although it is a subsidiary of a registered public utility holding company under the Holding Company Act. On the Closing Date, the Buyer also will be a public utility under the Federal Power Act. Except as set forth in
 Schedule 6.4, the Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

           6.5. Availability of Funds. The Buyer has sufficient funds available to it or will receive binding written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price.


                                ARTICLE VII

                          COVENANTS OF THE PARTIES

           7.1. Conduct of Business Relating to the Purchased Asset. Except as described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, the Seller will maintain the Purchased Asset according to its ordinary and usual course of business consistent with Good Utility Practices. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 7.1, prior to the Closing Date, without the prior written consent of the Buyer (unless such consent would be prohibited by law), the Seller will not with respect to the Purchased Asset:

           (a)  make any material change in the maintenance of the Purchased
 Asset;

           (b) make any capital expenditures with respect to the Purchased Asset or enter into any contract or commitment therefor;

           (c) sell, lease (as lessor), transfer or otherwise dispose of, any part of the Purchased Asset, other than assets used, consumed or replaced in the ordinary course of business consistent with Good Utility Practices and not mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Asset;

           (d) amend or terminate prior to the expiration date, or waive any material term or give consent to any material request with respect to any of the Permits or Environmental Permits, except to the extent that such amendment, termination, waiver or consent (i) will not have a material impact on operations of the Purchased Asset, including the cost of said operations or (ii) is required by applicable law, including applicable Environmental Law; and

           (e) enter into any contract, agreement, commitment or arrangement, whether written or oral, with respect to any of the transactions set forth in the foregoing paragraphs (a) through (d).

           7.2. Access to Information. (a) Between the date of this Agreement and the Closing Date, the Seller will, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to its managerial personnel and all books, records, and property constituting the Purchased Asset to which the Buyer is permitted access by law, (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request, including conducting environmental sampling at, on and underneath the Purchased Asset and performing compliance audits at the Purchased Asset, if Buyer reasonably deems such sampling necessary after reviewing further information which becomes available after the date hereof, so long as Seller provides its consent to such sampling, which consent shall not be unreasonably withheld; (iii) cause its officers and advisors to furnish the Buyer with such information with respect to the Purchased Asset as the Buyer may from time to time reasonably request and assist Buyer in such inspections; (iv) cause its officers and advisors to furnish the Buyer a copy of each report, schedule or other document filed or received by them with or from the SEC, NYPSC, NJBPU, PAPUC, FERC, New York Independent System Operator or other governmental authority with respect to the Purchased Asset; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the Purchased Asset, (B) the Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Seller need not supply the Buyer with any information which the Seller is under a legal obligation not to supply; provided, however, that Seller shall have used commercially reasonable efforts to have such obligations waived.

           (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 7.2 shall be subject to the provisions of the Section 11.2 hereof and shall be treated as Confidential Information.

           (c) For a period of seven (7) years after the Closing Date, the Seller and its representatives shall have reasonable access to (i) all of the books and records of the Purchased Asset, as the case may be, transferred to the Buyer hereunder to the extent that such access (A) may reasonably be required by the Seller in connection with matters relating to the Purchased Asset prior to the Closing Date and (B) is not otherwise prohibited by law. Such access shall be afforded by the Buyer upon receipt of reasonable advance written notice and during normal business hours. The Seller shall be responsible for any costs or expenses incurred by them pursuant to this Section 7.2(c). If the Buyer shall desire to dispose of any such books and records prior to the expiration of such seven (7) year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity at the Seller's expense, to segregate and remove such books and records as the Seller may select. Any information provided by Buyer to Seller pursuant to this Section 7.2(c) shall be deemed Confidential Information.

           7.3. Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

           7.4. Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Asset pursuant to this Agreement. From time to time after the date hereof, without further consideration, the Seller will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Purchased Asset. Neither party shall, without the prior written consent of the other party, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the date hereof, the Buyer will, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to more effectively consummate the sale of the Purchased Asset pursuant to this Agreement.

           (b) To the extent that any Seller's rights under any guaranties, warranties and indemnification applicable to the Purchased Asset or the Assumed Liabilities are nontransferable or nonassignable, Seller shall use its commercially reasonable efforts to provide to Buyer the benefits thereof in some other manner upon the request of Buyer.

           7.5. Public Statements. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law or stock exchange rules or regulations and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent that such public announcements, statements or other disclosures do not violate
 Section 11.2 of this Agreement.

           7.6. Consents and Approvals. (a) The Seller and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer shall bear the cost of all filing fees under the HSR Act.

           (b)  The Seller and the Buyer shall cooperate with each other and
 (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain the transfer or reissuance to the Buyer of all consents, approvals and authorizations of all governmental bodies and (iv) use all reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii),
 (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller or the Buyer is a party or by which either of them is bound. The Seller shall have the right to review and approve in advance all characterizations of the information relating to Purchased Asset; and each of the Seller and the Buyer shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the transferring to the Buyer or the obtaining by the Buyer of all such consents, approvals and authorizations of all third parties and governmental bodies. The Seller and the Buyer shall designate separate counsel with respect to all applications, notices, petitions and filings (joint or otherwise) relating to this Agreement and the transactions contemplated hereby on behalf of the Seller, on the one hand and the Buyer on the other hand, with all governmental bodies.

           (c) The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any Federal, State or local governmental authority or agency or any third party in connection with any Federal, State or local governmental consents and approvals legally required for the consummation of the transactions contemplated hereby and shall not propose or enter into any such stipulation or agreement without the other party's prior written consent, which consent shall not be unreasonably withheld.

           (d) Buyer shall assume primary responsibility for securing the transfer or reissuance of the Permits effective as of the Closing Date. Seller shall cooperate with Buyer's efforts in this regard and shall use its best efforts to assist in the transfer or reissuance when so requested by Buyer. In the event that Buyer is unable, despite commercially reasonable efforts, to obtain a transfer or reissuance of one or more Permits as of the Closing Date, Buyer may use the Permits issued to Seller to the extent permissible under applicable laws and regulations provided
 (i) Buyer notified Seller prior to Closing, (ii) Buyer continues to make commercially reasonable efforts to obtain a transfer or reissuance of such Permits after the Closing, and (iii) Buyer indemnifies Seller for any losses, claims or penalties suffered by Seller in connection with the Permit that is not transferred or reissued as of the Closing Date resulting from Buyer's ownership or use of the Purchased Asset following the Closing Date. In no event shall Buyer use or otherwise rely on a Permit issued to Seller beyond one (1) year after Closing unless Buyer has, after exercising its commercially reasonable efforts, been unable to obtain same and such reliance is not prohibited by law.

           7.7. Fees and Commissions. The Seller and the Buyer each represent and warrant to the other that, except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which is acting for and at the expense of the Seller, and Credit Suisse First Boston Corporation, which is acting for and at the expense of the Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. The Seller and the Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

           7.8. Tax Matters. (a) Notwithstanding any other provision of this Agreement, all transfer, sales and similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, and the Buyer will, at its own expense, file, to the extent required by law, all necessary Tax Returns with respect to all such Taxes, and, if required by applicable law, the Seller will join in the execution of any such Tax Returns.

           (b)  With respect to Taxes to be prorated in accordance with
 Section 3.2 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed with respect to the Purchased Asset, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval no later than twenty (20) days prior to the due date for filing such Tax Return. Within ten (10) days after receipt of such Tax Return, the Seller shall pay to the Buyer its proportionate share of the amount shown as due on such Tax Return determined in accordance with the
 Section 3.2 of this Agreement.

           (c) Each of the Buyer and the Seller shall provide the other with such assistance (including access to the Purchased Asset) as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

           (d) The Seller will consult with and allow Buyer to participate in all outstanding real property tax disputes concerning the Purchased Asset and shall take such positions as Buyer may request consistent with the positions previously communicated to Seller by Buyer with respect to such tax disputes, to assist Buyer in obtaining a tax agreement for periods subsequent to the Closing Date. The Seller will use its commercially reasonable efforts to assist Buyer in obtaining an agreement with the taxing authorities pursuant to which the assessed value of the Purchased Asset will be the lowest value achievable. The Seller shall not enter into any agreement with the taxing authorities with respect to such tax disputes relating to periods prior to the Closing Date without the written consent of Buyer which Buyer shall not unreasonably withhold as long as the Seller has complied with this Section 7.8(d).

           7.9. Supplements to Schedules. Prior to the Closing Date, the Parties shall supplement or amend the Schedules required by Articles V and VI with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

           7.10. Risk of Loss. (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Asset shall be borne by the Seller.

           (b) If, before the Closing Date all or any portion of the Purchased Asset are taken by eminent domain, or is the subject of a pending or (to the knowledge of the Seller after reasonable inquiry and investigation) contemplated taking which has not been consummated, the Seller shall notify the Buyer promptly in writing of such fact. If such taking would have a Material Adverse Effect, subject to Section 7.12 of this Agreement, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such taking, then the Buyer may, if such taking relates to the Purchased Asset, terminate this Agreement pursuant to Section 10.1(f).

           (c) If, before the Closing Date all or any material portion of the Purchased Asset are damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such damage or destruction would have a Material Adverse Effect and the Seller has not notified the Buyer of its intention to cure such damage or destruction within fifteen (15) days after its occurrence, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price and assigning any insurance proceeds to Buyer at the Closing) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such casualty, then the Buyer may terminate this Agreement pursuant to Section 10.1(f).

           7.11. Real Estate Matters. (a) Buyer shall obtain an American Land Title Association ("ALTA") or New York Board of Title Underwriters ("NYBTU") owners standard form title policy commitment with respect to the Purchased Asset (the "Title Commitment") from a title company of Buyer's choice (the "Title Company") covering title to the Purchased Asset, together with an ALTA 3.1 zoning endorsement, if available, including parking and access, and such other endorsements as Buyer may reasonably request. Seller shall provide the Title Company and Buyer such information as the Title Company or Buyer may reasonably request to assist the Title Company in connection with the Title Commitment. Without limiting the foregoing, Seller shall provide the Title Company and Buyer a copy of the most recent surveys in their possession regarding the Purchased Asset. Promptly after receiving the Title Commitment, Buyer shall notify Seller in writing of any defects in title which are not Permitted Encumbrances that would cause title to the Purchased Asset to be uninsurable (any of which is called herein a "Defect of Title"). Buyer shall be deemed to have waived any objection to any Defect of Title that was disclosed by the Title Commitment if Buyer fails to notify Seller of such Defect of Title within thirty (30) days after receipt of such Title Commitment. With respect to the existence of any Defect of Title that is not disclosed by the Title Commitment, but which arises prior to Closing, Buyer shall immediately notify the Seller in writing of any such Defect of Title.

           (b) Seller agrees that upon the written request of Buyer it will consent and cause its Affiliates to consent to the relocation of the Seller's Easements so long as (i) Buyer pays the cost of such relocation,
 (ii) such relocation will be to space within Buyer's ownership and will not materially adversely affect the operation of Seller's or its Affiliates' transmission and distribution business (except for the minimum amount of downtime associated with the cut over for such relocation process in accordance with Good Utility Practices), and (iii) the Buyer's requested relocation is consistent with Good Utility Practices. Seller further agrees to condition any grant or assignment by it of the Seller's Easements on the express agreement of its transferee to be bound by the terms and conditions of this Section 7.11(b).

           (c) As to any Seller's Easement which is to be granted by Buyer at Closing concurrently with the transfer of title to Buyer and prior to any mortgage or other encumbrance, such Seller's Easements shall include standard cross-indemnity provisions relating to personal injury, death or property damage occurring as a result of gross negligence or willful misconduct in the use of such Easements, whereby each party agrees to indemnify the other for the consequences of the gross negligence or wilful misconduct of those for whom the indemnifying party is legally responsible.

           7.12. Condemnation. The Seller shall consult with and allow Buyer to participate in all negotiations with the County of Rockland, New York ("Rockland County") concerning Rockland County's threat to condemn a portion of the Purchased Asset. Seller shall use commercially reasonable efforts to assist Buyer in preventing Rockland County from condemning such portion of the Purchased Asset. The Seller shall not enter into any agreement with Rockland County regarding the threatened condemnation without the prior consent of Buyer, which consent Buyer shall not unreasonably withhold.

           7.13. Environmental Insurance. If Buyer elects to purchase insurance coverage to cover liabilities arising from Hazardous Substances present or Released at, on, in or under (i) the Purchased Asset and (ii) the "Purchased Asset" and "Purchased Asset," as defined in each of the Other Sales Agreements on or prior to the Closing Date ("Environmental Insurance"), Seller shall share equally with Buyer the cost of premiums for such Environmental Insurance, up to a maximum payment by Seller of $200,000 in the aggregate for such insurance relating to (A) the Purchased Asset and
 (B) the "Purchased Assets" as defined in each of the Other Sales Agreements. If Buyer purchases such Environmental Insurance, Buyer shall add Seller as an additional insured.

           7.14. Expansion. The parties recognize that the Buyer may wish to add additional generating capacity at Bowline Generating Station ("Intended Use") and the value to Buyer for such Intended Use is included in the Purchase Price. Accordingly, to the extent such action or inaction does not interfere with or adversely affect the Seller's transmission and distribution business, Seller agrees that, at Buyer's cost, they: (a) will use commercially reasonable efforts to cooperate with Buyer's reasonable request to remove or modify any (i) Permitted Encumbrances which materially adversely affect Buyer's Intended Use, or (ii) conditions (either physical or otherwise) which exist at the Purchased Asset which would prevent, hinder, or otherwise interfere with the Buyer's Intended Use, and (b) shall not, and shall ensure that their respective affiliates shall not, oppose, hinder, or interfere with Buyer's efforts to add such additional capacity and shall cooperate with Buyer's other reasonable requests with respect thereto.


                                ARTICLE VIII

                             CLOSING CONDITIONS

           8.1. Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to t fulfillment at or prior to the Closing Date of the following condition

           (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated with no order, decree, judgment or injunction enjoining or prohibiting the consummation of the transactions contemplated hereby having been issued;

           (b) No preliminary or permanent injunction or other order or decree by any Federal or State court or governmental authority which prevents or is reasonably likely to prevent the consummation of the transactions contemplated hereby shall be pending or shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted or interpreted by any State or Federal government or governmental authority in the United States which prohibits the consummation of the transactions contemplated hereby;

           (c) All Federal, State and local government orders, consents and approvals required for the consummation of the transactions contemplated hereby including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, shall have become Final Orders (a "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transaction prescribed by law, regulation or order have been satisfied), and such Final Order is in form and substance reasonably acceptable to the party that sought the consent or approval granted by such Final Order (for purposes of this clause (i), a Final Order shall be deemed to be reasonably acceptable to such party if it complies in all material respects with the terms and conditions of such party's application therefor and contains no additional terms or conditions which would have a Material Adverse Effect on such party or the ownership or use of the Purchased Asset); provided, however, that if at the time such order, consent, or approval would otherwise be deemed to be a Final Order, there shall be pending or threatened any appeal or challenge thereto, which, if adversely determined, would cause such order, consent or approval to not be reasonably acceptable to the party that sought such order, consent or approval, then if such party who would be adversely affected notifies the other party that such a pending or threatened appeal or challenge exists (such notification to be made as soon as reasonably practicable following knowledge of such pending or threatened appeal or challenge, but in no event later than fifteen (15) days from date on which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired and all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied), then such order, consent or approval shall be deemed to be a Final Order only after all opportunities for rehearing or judicial review are exhausted and provided, further, that if the designation of an order, consent or approval as a Final Order shall be deferred pursuant to the foregoing proviso, the Termination Date shall be automatically extended for a period of time equal to the period of time for which the designation as a Final Order has been deferred; and

           (d) All consents and approvals required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Seller or the Buyer, or any of their subsidiaries, is a party for the consummation of the transactions contemplated hereby shall have been obtained, other than those which if not obtained, would not, in the aggregate, have a Material Adverse Effect.

           8.2. Conditions to Obligations of Buyer. The obligation of the Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

           (a) There shall not have occurred and be continuing, a Material Adverse Effect;

           (b) The Seller shall have performed and complied with in all respects the covenants and agreements contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date, and the representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and the Buyer shall have received a certificate to that effect signed by an authorized officer of the Seller;

           (c) The Buyer shall have received a certificate from an authorized officer of the Seller, dated the Closing Date, to the effect that to the best of such officers' knowledge, after reasonable inquiry and investigation, the conditions set forth in Sections 8.2(a) and (b) have been satisfied;

           (d) The "Closing" as defined in the Bowline Generating Station Sales Agreement among the Seller, Consolidated Edison Company of New York and the Buyer, dated as of the date hereof as such Closing Date may be extended pursuant to Section 8.4 of the Bowline Generating Station Sales Agreement, shall have occurred or shall occur concurrently with the Closing hereunder; and

           (e) The Buyer shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

                (1) The Seller is a corporation organized, existing and in good standing under the laws of the State of New York and has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all requisite corporate action taken on the part of the Seller.

                (2) this Agreement has been executed and delivered by the Seller and (assuming that the Buyer Required Regulatory Approvals are obtained) is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that such enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

                (3) the execution, delivery and performance of this Agreement by the Seller will not (A) constitute a violation of the Certificate of Incorporation or By-Laws of the Seller, or (B) to counsel's knowledge constitute a violation or default under those agreements or instruments set forth on a schedule to this opinion; and

                (4) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Federal or New York governmental authority is necessary for the consummation by the Seller of the Closing other than (i) the Seller Required Regulatory Approvals, which are addressed below, (ii) declarations, filings or registrations with, or notices to, or authorizations, consents or approvals relating to Permits and Environmental Permits and (iii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, individually or in the aggregate have a Material Adverse Effect or prevent Seller from performing its obligations hereunder.

           As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of New York, such counsel may rely upon opinions of counsel which are reasonably acceptable to Buyer and admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Seller and appropriate officers and directors of the Seller and by public officials.

           (f) The Buyer shall have received an opinion from Riker, Danzig, Scherer, Hyland & Perretti, LLP (New Jersey Counsel), Nixon, Hargrave, Devans & Doyle, LLP (New York Counsel) and Morgan, Lewis & Bockius, LLP (Pennsylvania Counsel), or other local regulatory counsel for Seller reasonably acceptable by Buyer, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

                (1) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Federal governmental authority or any governmental authority in the States of New York, New Jersey and Pennsylvania is necessary for the consummation by the Seller of the Closing other than (i) the Seller Required Regulatory Approvals, which have been obtained and are in full force and effect with such terms and conditions as were imposed by the applicable governmental authorities and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, individually or in the aggregate have a Material Adverse Effect.

           As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of New York, such counsel may rely upon opinions of counsel which are reasonably acceptable to Buyer and admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Seller and appropriate officers and directors of the Seller and by public officials.

           (g) Buyer shall have received a Title Commitment showing the Real Property to be insured as subject only to Permitted Encumbrances, and the effective date of the Title Commitment shall have been updated to the Closing Date and marked to show the satisfaction of all conditions to the issuance of the title policy other than conditions within the control of the Buyer.

           8.3. Conditions to Obligations of Seller. The obligation of the Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

           (a) The Buyer shall have performed its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date;

           (b) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

           (c) The Seller shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied; and

           (d) The Seller shall have received an opinion from Troutman Sanders LLP, counsel for the Buyer, dated the Closing Date and satisfactory in form and substance to the Seller and its counsel, substantially to the effect that:

                (i) The Buyer is a limited liability company organized, existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all requisite corporate action taken on the part of the Buyer;

                (ii) this Agreement has been executed and delivered by the Buyer and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) is a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                (iii) the execution, delivery and performance of this Agreement by the Buyer will not constitute a violation of the Certificate of Formation or Limited Liability Company Agreement (or other similar governing documents), as currently in effect, of the Buyer; and

                (iv) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer of the Closing other than (i) the Buyer Required Regulatory Approvals, all of which have been obtained and are in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority; and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

           As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States and the State of New York, such counsel may rely upon opinions of counsel admitted to practices in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate Members and Managers of the Buyer and its subsidiaries and by public officials.


                                 ARTICLE IX

                              INDEMNIFICATION

           9.1. Indemnification. (a) The Seller will indemnify, defend and hold harmless the Buyer, Buyer's Affiliates, and their respective Members, Managers, employees and agents (each a "Buyer Indemnitee") from and against any and all causes of action, claims, demands or suits (by any Person), losses, liabilities, damages (excluding consequential and special damages), obligations, payments, costs, Taxes and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not covered by insurance, (collectively, "Indemnifiable Losses"), asserted against or suffered by the Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by the Seller of any covenant or agreement of the Seller contained in this Agreement; (ii) the Excluded Liabilities; (iii) the Excluded Assets; (iv) any breach of the representation in Sections 5.1, 5.2 and 5.3 hereof or (v) the gross negligence or willful misconduct of Seller, its Affiliates or its contractors while on Buyer's property (including, without limitation, any easement provided the Seller with respect to such property) after the Closing to the extent such Indemnifiable Loss is not caused by the negligence or willful misconduct of any Buyer Indemnitee.

           (b) The Buyer will indemnify, defend and hold harmless the Seller, Seller's Affiliates, and their respective directors, officers, employees and agents (each a "Seller Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by the Seller relating to, resulting from or arising out of (i) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement, (ii) the Assumed Liabilities, (iii) its use of the Purchased Asset after the Closing Date, (iv) any breach of any representation in Article VI or (v) the gross negligence or willful misconduct of Buyer, its Affiliates or their respective contractors while on Seller's property after the Closing, to the extent such Indemnifiable Loss is not caused by the negligence or willful misconduct of any Seller Indemnitee.

           (c) Either the party required to provide indemnification under this Agreement (the "Indemnifying Party") or the entity or person entitled to receive indemnification under this Agreement (the "Indemnitee") may assert any offset or similar right in respect of its obligations under this
 Section 9.1 based upon any actual or alleged breach of any covenant or agreement contained in this Agreement.

           (d) Any Indemnitee having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any Tax or Income Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss, net of any Tax or Income Tax detriment, and any payment actually received with respect to an Indemnifiable Loss.

           (e) The expiration, termination or extinguishment of any covenant, agreement, representation or warranty shall not affect the parties' obligations under this Section 9.1 if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

           (f) The Seller and the Buyer shall have indemnification obligations with respect to Indemnifiable Losses asserted against or suffered by the Seller or the Buyer, as the case may be, to the extent that the aggregate of all such Indemnifiable Losses exceed the Indemnification Floor. It is agreed and understood that neither the Seller nor the Buyer, as the case may be, shall have any liability at any time for Indemnifiable Losses asserted against or suffered by the other party until the aggregate amount of Indemnifiable Losses asserted or suffered by such other party under this Section 9.1 shall exceed the Indemnification Floor, and then only to the extent that the aggregate amount of Indemnifiable Losses exceeds the Indemnification Floor. The term "Indemnification Floor" shall mean an amount equal to $200,000.

           (g) The rights and remedies of the Seller and the Buyer under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Seller and the Buyer may have under this Agreement for monetary relief with respect to (i) any breach or failure to perform any covenant or agreement set forth in this Agreement; (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be; or (iii) any other liabilities described in Section 9.1(a) or 9.1(b).

           9.2. Defense of Claims. (a) If any Indemnitee receives written notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

           (b) The party defending the Third Party Claim shall (a) consult with the other throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, compromise, trial, appeal or other resolution thereof; and (b) afford the other party the opportunity, by notice, to participate and be associated in the defense of any Third Party Claim through counsel chosen by such other party, at its own expense, in the defense of any Third Party Claim as to which a party has elected to conduct and control the defense thereof. The parties shall cooperate in the defense of the Third Party Claim. The Indemnitee shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required for use in contesting any Third Party Claim (subject to such confidentiality provisions as the Indemnitee may reasonably require) and shall furnish such testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. If requested by the Indemnifying Party, the Indemnitee shall cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnifying Party shall reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnifying Party.

           (c) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty
 (20) calendar days (unless waiting twenty (20) calendar days would prejudice the Indemnitee's rights) after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of (a) any Third Party Claim with respect to Income Taxes or (b) any other Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer (other than with respect to Income Taxes) within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice. Notwithstanding the foregoing, the Indemnitee shall have the right to pay, compromise, or settle any Third Party Claim (other than with respect to Income Taxes) at any time, provided that in such event the Indemnitee shall waive any right to indemnity hereunder unless the Indemnitee shall have first sought the consent of the Indemnifying Party in writing to such payment, settlement, compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

           (d) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than thirty (30) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of thirty (30) calendar days (unless waiting thirty (30) days would prejudice the Indemnitee's rights, in which case such period as would likely not prejudice the Indemnitee's rights, but in no event less than ten (10) days) within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty calendar day period, the Indemnifying Party will be deemed to have accepted such Direct Claim. If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

           (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of the Chase Manhattan Bank), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 9.2(e) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

           (f)  A failure to give timely notice as provided in this
 Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.


                                 ARTICLE X

                        TERMINATION AND ABANDONMENT

           10.1. (a) This Agreement may be terminated at any time prior to Closing Date, by mutual written consent of the Buyer and the Seller.

           (b)  This Agreement may be terminated by the Seller or Buyer if
 (i) the Closing shall not have been consummated on or before September 30, 1999 (the "Termination Date"); provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Seller or Buyer if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on September 30, 1999 the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is eighteen (18) months from the date of this Agreement.

           (c) This Agreement may be terminated by either the Seller or the Buyer if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Seller and the Buyer to consummate the transactions contemplated hereby, shall have determined not to grant its consent, or shall condition such consent upon any material change to the terms of this Agreement or upon any other condition that materially and adversely affects the value of the transactions contemplated herein or therein for either party, and all appeals of such determination shall have been taken and have been unsuccessful; (ii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable; or (iii) any statute, rule or regulation shall have been enacted or interpreted by any State or Federal government or governmental agency in the United States which prohibits the transactions contemplated herein.

           (d) This Agreement may be terminated by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement which (i) has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer or
 (ii) causes a Material Adverse Effect, of which Buyer has notified Seller, and which Seller has not promptly exercised commercially reasonable efforts to cure but in no event later than twenty (20) days following such notification by Buyer.

           (e) This Agreement may be terminated by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived by the Seller or cured by Buyer within fifteen (15) days after receipt by Buyer of notice specifying same.

           (f) This Agreement may be terminated by either the Seller or the Buyer in accordance with the provisions of Section 7.10(b) or (c) hereof.

           10.2. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the parties pursuant to
 Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, such termination shall be without any further liability of either party or parties to the other party or parties except as follows:

           (a) in the event of termination of this Agreement by Seller pursuant to Section 10.1(e), Seller shall have the right to pursue all remedies available to it in equity or at law in connection with the violation or breach of this Agreement by Buyer;

           (b) in the event of termination of this Agreement by Buyer pursuant to Section 10.1(d), Buyer shall have the right to pursue all remedies available to it in equity or at law in connection with the violation or breach of this Agreement by Seller; and

           (c) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.


                                 ARTICLE XI

                          MISCELLANEOUS PROVISIONS

           11.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer.

           11.2. Confidentiality. (a) All information regarding a party (the "Disclosing Party") that is furnished directly or indirectly to the other party (the "Recipient") pursuant to this Agreement and marked "Confidential" shall be deemed "Confidential Information." Notwithstanding the foregoing, Confidential Information does not include information that
 (i) is rightfully received from Recipient from a third party having an obligation of confidence to the Disclosing Party, (ii) is or becomes in the public domain, through no action on Recipient's part in violation of this Agreement, (iii) is already known by Recipient as of the date hereof, or
 (iv) is developed by Recipient independently of any Confidential Information of the Disclosing Party. Information that is specific as to certain data shall not be deemed to be in the public domain merely because such information is embraced by more general disclosure in the public domain.

           (b) Recipient shall keep the Confidential Information strictly confidential and not disclose any Confidential Information to any third party for a period of two (2) years from the date the Confidential Information was received by Recipient, except as otherwise provided herein.

           (c) Recipient may disclose the Confidential Information to its and its Affiliates' respective directors, officers, employees, consultants, advisors and agents who need to know the Confidential Information for the purpose of assisting Recipient with respect to its obligations under this Agreement. Recipient shall inform all such parties, in advance, of the confidential nature of the Confidential Information. Recipient shall cause such parties to comply with the requirements of this Agreement and shall be responsible for the actions, uses, and disclosures of all such parties.

           (d) If Recipient becomes legally compelled or required to disclose any of the Confidential Information (including, without limitation, pursuant to the rules or regulations of the NYPP, ISO or FERC), Recipient will provide the Disclosing Party with prompt written notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy. Recipient will furnish only that portion of the Confidential Information which its counsel considers legally required, and Recipient will cooperate, at the Disclosing Party's expense, with the Disclosing Party's counsel to enable the Disclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. It is further agreed that in the event that a protective order or other remedy is not obtained, the Recipient will furnish only that portion of the Confidential Information which, in the written opinion of the Recipient's counsel, is legally required to be disclosed and, upon the Disclosing Party's request, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

           (e) Recipient shall promptly return to the Disclosing Party all items containing or constituting Confidential Information, together with all copies, extracts, or summaries thereof, upon the earlier of (i) the Disclosing Party's request, or (ii) the termination or expiration of this Agreement.

           11.3. Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

           11.4. No Survival. Subject to the provisions of Article X, each and every representation, warranty and covenant contained in this Agreement (other than the covenants contained in Sections 3.2, 7.2(b), 7.2(c), 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 9.1 and 9.2) and in Article XI (which covenants shall survive in accordance with their terms) and other than the representations and warranties contained in Sections 5.1, 5.2, 5.3, 6.1,
 6.2 and 6.3 (which representations and warranties shall survive for twelve
 (12) months from the Closing) shall expire with, and be terminated and extinguished by the consummation of the sale of the Purchased Asset and the transfer of the Assumed Liabilities pursuant to this Agreement and such representations, warranties and covenants shall not survive the Closing Date; and none of the Seller, the Buyer or any officer, director, trustee or Affiliate of either of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

           11.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt on a Business Day if during the normal business hours of the recipient, or if not, on the next Business Day, if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)  If to the Seller, to:

                     Orange and Rockland Utilities, Inc.
                     One Blue Hill Plaza
                     Pearl River, NY  10965

                     Attention:  Legal Department

                with copies to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     919 Third Avenue
                     New York, NY  10022

                     Attention:  Sheldon S. Adler, Esq.

           (b)  If to Buyer, to:

                     Southern Energy Bowline LLC
                     c/o Southern Energy, Inc.
                     900 Ashwood Parkway
                     Suite 500
                     Atlanta, Georgia  30338

                     Attention:  Randy Harrison, Vice-President

                with copies to:

                     Troutman Sanders LLP
                     Nationsbank Plaza
                     Suite 5200
                     Atlanta, GA  30308

                     Attention:  Robert C. Marshall, Esq.

                and

                     Southern Company Services
                     270 Peachtree Street
                     Bin 918
                     Atlanta, GA  30303
                     Attention:  Vice President and Associate General
                                 Counsel


           11.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder. The Buyer acknowledges that Seller has entered into an Agreement and Plan of Merger whereby Seller will become a wholly-owned subsidiary of Consolidated Edison, Inc. ("CEI"). Notwithstanding any other provision of this Section 11.6, the Buyer agrees that this Agreement may be assigned to CEI, or a wholly-owned affiliate of CEI without the Buyer's consent. Notwithstanding the foregoing, (a) Buyer may assign all of its rights and obligations hereunder to any wholly-owned subsidiary (direct or indirect) of Buyer or Buyer's parent and upon Seller's receipt of notice from Buyer of any such assignment, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such obligations, and all references herein to "Buyer" shall thereafter be deemed to be references to such assignee, in each case without the necessity for further act or evidence by the parties hereto or such assignee; and (b) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institutions for the purposes of financing or refinancing the Purchased Asset, including upon or pursuant to the exercise of remedies with respect to such financing or refinancing, or by way of assignments, transfers, pledges, or other dispositions in lieu thereof; provided, however, that no such assignment or other disposition shall relieve or in any way discharge Buyer or such assignee from the performance of Buyer's obligations under this Agreement. Seller agrees, at Buyer's expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as Seller's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

           11.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies, and the Seller and the Buyer hereby agree to irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement. If requested by Seller, Buyer will consent to appointing an agent for service of process in New York City.

           11.8. Specific Performance. Seller and Buyer agree that a material breach of this Agreement will cause the non-breaching party immediate and irreparable harm that monetary damages cannot adequately remedy, and therefore, in addition to all other remedies hereunder, the parties agree that, upon any actual or impending material breach of this Agreement, the non-breaching party shall be entitled to equitable relief, including injunctive relief and specific performance, without bond or proof of damages, and in addition to any other remedies that the non-breaching party may have under applicable law.

           11.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           11.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

           11.11. Entire Agreement. This Agreement including the Exhibits and Schedules referred to herein, the Confidentiality Agreement and the Guaranty given to Seller by Southern Energy, Inc. embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings of Seller contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Information Memorandum, dated May 1998, previously made available to the Buyer by the Seller and DLJ). This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

           11.12. Bulk Sales or Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.



           IN WITNESS WHEREOF, the Seller and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                          ORANGE AND ROCKLAND UTILITIES, INC.


                          By /s/ D. Louis Peoples
                            ---------------------------------
                             Name:   D. Louis Peoples
                             Title:  Vice Chairman and
                                     Chief Executive Officer


                          SOUTHERN ENERGY BOWLINE, L.L.C.


                          By /s/ Randy Harrison
                            ---------------------------------
                             Name:   Randy Harrison
                             Title:  Vice President